 Exhibit 99.1

For Information
James R. Edwards
303-837-2444

FOR IMMEDIATE RELEASE

SM ENERGY ANNOUNCES 2013 CAPITAL EXPENDITURE BUDGET
AND PERFORMANCE GUIDANCE

•	Board of Directors approves $1.5 billion capital program

•	Approximately 90% of drilling and completion dollars expected to be directed at Eagle Ford, Bakken/Three Forks, and Permian programs

•	Company reaffirms fourth quarter and full year 2012 production guidance of 57.5 - 60.5 BCFE and 215.5 - 218.5 BCFE, respectively

•	Annual 2013 production expected to grow 20% year over year to range of 255 to 267 BCFE (42.5 to 44.5 MMBOE); liquids expected to comprise 50% of production by the end of 2013

DENVER, CO December 19, 2012 - SM Energy Company (NYSE: SM) today announces that its Board of Directors has approved a capital expenditure budget for 2013 and provides 2013 production and cost guidance.

Tony Best, CEO, remarked, “Our 2013 capital program positions the Company for another year of record production while generating strong returns from our key projects. The capital budget is anchored by our high return Eagle Ford and Bakken/Three Forks development programs, with additional investments being made in emerging oil programs in the Permian Basin. Our production mix will continue to shift from lower value natural gas to higher value liquids throughout the year. We'll exit next year with a solid balance sheet and with quarterly capital expenditures equaling quarterly EBITDAX assuming current strip prices. We expect to grow production by 20% in 2013, followed by annual production growth of approximately 15% in 2014 and 2015 with improving leverage metrics and no equity dilution. With our solid multi-year drilling inventory, visibility of production growth, and strong financial position, it is an excellent time to be a shareholder of SM Energy.”

2013 Capital Investment Budget
The breakdown of the capital budget is provided in the following table:

2013 Capital Expenditure Budget
($ in MM)

Eagle Ford (1)	$650
Bakken/Three Forks	$290
Operated Permian	$170
Operated Granite Wash	$45
Operated other	$20
Non-operated other	$25
Drilling and completion subtotal	$1,200

Non-drilling capital (2)	$175
New Ventures activity	$125
Non-program subtotal	$300

TOTAL	$1,500

(1)	This amount is net of carried costs for the non-operated Eagle Ford program.

(2)	Includes capitalized overhead, facilities, G&G, and land.

Eagle Ford
SM Energy plans to operate five drilling rigs, supported by two dedicated frac spreads, on its operated Eagle Ford shale acreage in 2013. Most of the Company's activity next year will be focused on swath drilling in the northern portion of its Galvan Ranch acreage and the eastern portions of its Briscoe Ranch acreage. Swath drilling allows wells to be drilled at optimum spacing and mitigates complications associated with attempting to drill and complete infill locations later in field life. The Company expects to complete approximately 75 flowing completions during the year, with an additional 40 wells waiting on completion at year-end.

SM Energy forecasts its non-operated Eagle Ford shale net production to increase by roughly 5% per quarter throughout 2013.

Bakken/Three Forks
Bakken/Three Forks activity next year will be focused on SM Energy's Bear Den, Raven, and Gooseneck prospects. SM Energy will operate approximately 80% of the capital allocated for the program and plans for approximately 40 flowing completions in the operated portion of this program in 2013. The Company will enter 2013 with four operated drilling rigs, however, efficiencies associated with pad drilling will allow completion of this program averaging 3 ½ rigs for the year.

Operated Permian
SM Energy plans to operate two drilling rigs in its operated Permian Mississippian program in 2013, with approximately 12 flowing completions planned for the year. One operated drilling rig is scheduled to work on Bone Spring projects in southeastern New Mexico, with six flowing completions planned for 2013. SM Energy will operate substantially all of its capital investments in the Permian Basin in 2013.

Production and Cost Guidance
Based on the capital budget and program discussed above, the Company anticipates full year 2013 production to range from 255 to 267 BCFE (699-732 MMCFE/d), which represents a 20% annual increase over 2012 at the midpoint of next year's guidance. The Company expects to exit 2013 producing within a range of 769 to 808 MMCFE/d with a mix of 50% natural gas, 29% oil, and 21% NGLs. This production growth profile is weighted to the second half of the year and reflects the timing of previously contracted firm transportation agreements in the Company's operated Eagle Ford shale program.

Preliminary cost guidance for 2013 is summarized in the table below:

LOE ($/MCFE)	$0.82 - $0.87
Transportation ($/MCFE)	$0.80 - $0.85
Production taxes (% of pre-derivative oil, gas, and NGL revenue)	5%

G&A - Cash ($/MCFE)	$0.41 - $0.45
G&A - Cash NPP ($/MCFE)	$0.05 - $0.07
G&A - Non-cash equity compensation ($/MCFE)	$0.09 - $0.11
Total G&A ($/MCFE)	$0.55 - $0.63

DD&A ($/MCFE)	$3.20 - $3.40

Liquidity
Based on current strip prices and the capital budget and program described above, the Company expects to exit 2013 with a debt to trailing twelve month EBITDAX ratio of approximately 1.6 times.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS
This release may contain or incorporate by reference forward looking statements within the meaning of securities laws, including estimates, forecasts, plans and projections. The words “will,” “believe,” “budget,” “anticipate,” “plan,” “intend,” “estimate,” “forecast,” and “expect” and similar expressions are intended to identify forward looking statements. The forward looking statements contained in this release speak as of the date of this release. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the volatility and level of oil, natural gas, and natural gas liquids prices, the uncertain nature of the expected benefits from the acquisition, divestiture, or joint venture of oil and gas properties, the uncertain nature of announced divestiture, joint venture, farm down or similar efforts and the ability to complete such transactions, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the ability of midstream service providers to purchase or market the Company's production, the ability of purchasers of production to pay for those sales, the availability of debt and equity financing for purchasers of oil and gas properties, the ability of the banks in the Company's credit facility to fund requested borrowings, the ability of derivative counterparties to settle derivative contracts in favor of the Company, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, unexpected drilling conditions and results, unsuccessful exploration and development drilling, the availability of drilling, completion, and operating equipment and services, the risks associated with the Company's commodity price risk management strategy, uncertainty regarding the ultimate impact of potentially dilutive securities, and other such matters discussed in the “Risk Factors” section of SM Energy's 2011 Annual

Report on Form 10-K and subsequent quarterly reports filed on Form 10-Q. Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

NON-GAAP FINANCIAL MEASURES
The Company has referred to a “debt to trailing twelve month EBITDAX ratio” in this release to measure relative leverage of the Company. This ratio is calculated by dividing the last twelve months of EBITDAX into the sum of the Company's bank debt and senior notes shown on the consolidated balance sheet. The ratio is expressed in the number of annual EBITDAX amounts required to equal the outstanding debt amount. EBITDAX is defined as income before interest expense, interest income, income taxes, depreciation, depletion, amortization and accretion, exploration expense, property impairments, non-cash stock compensation expense, unrealized derivative gains and losses, change in the Net Profit Plan liability, and gains and losses on divestitures. The Company believes that the presentation of the total debt to EBITDAX ratio is relevant to our investors because it presents a relative leverage metric which is commonly used by investors and the debt rating agencies to evaluate a company's ability to service its current debt and/or add incremental debt.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm‑energy.com.